Exhibit 4.1

FACE OF NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY AS REFERRED TO IN THE INDENTURE HEREINAFTER REFERENCED. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

REGISTERED	$250,000,000

NO. 0001	CUSIP No.: 232820 AH3
ISIN No.: US232820AH32

CYTEC INDUSTRIES INC.

8.95% Note due 2017

CYTEC INDUSTRIES INC., a Delaware corporation (the “Company”), promises to pay to Cede & Co., or its registered assigns, the principal amount of TWO HUNDRED FIFTY MILLION Dollars ($250,000,000) on July 1, 2017.

Interest Payment Dates: January 1 and July 1, commencing January 1, 2010.

Record Dates: June 15 and December 15.

Additional provisions of this Note are set forth on the other side of this Note. Such additional provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Dated: July 6, 2009

CYTEC INDUSTRIES INC.

By:
Name:	David M. Drillock
Title:	Vice President and Chief Financial Officer

By:
Name:	Thomas P. Wozniak
Title:	Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: July 6, 2009

THE BANK OF NEW YORK MELLON,
as Trustee,

By:
Authorized Signatory

[REVERSE OF GLOBAL NOTE]

8.95% Note due 2017

1. Interest

Cytec Industries Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on January 1 and July 1 of each year, commencing January 1, 2010. Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 6, 2009. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Subject to the limitations set forth in Section 3.02(d)(ii) of the Second Supplemental Indenture (as defined herein), the interest rate payable on the Notes (as defined herein) will be subject to adjustment from time to time, on the terms set forth in the Indenture (as defined herein), if either Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof) downgrades (or subsequently upgrades) the debt rating assigned to the Notes. If the interest rate payable on this Note is increased in accordance with the terms hereof and of the Indenture, then the term “interest,” as used in this Note and the Indenture, will be deemed to include any such additional interest unless the context otherwise requires.

2. Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the record date (whether or not a business day) immediately preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) may be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, The Bank of New York Mellon (the “Trustee”) will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture

The Company issued the Notes under an Indenture dated as of March 15, 1998, as amended by the First Supplemental Indenture dated as of May 11, 1998 and the Second Supplemental Indenture dated as of July 6, 2009 (the “Second Supplemental Indenture”) between the Company and the Trustee, as successor to JPMorgan Chase Bank, National Association, as successor to PNC Bank, National Association (collectively, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. 77aaa-77bbb), as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are senior unsecured obligations of the Company initially limited to $250,000,000 aggregate principal amount (subject to Section 2.11 of the Indenture).

5. Further Issuance

The Company may from time to time, without notice to or the consent of the Holders of the Notes, issue additional Notes (the “Additional Notes”) having the same ranking and the same interest rate, Maturity and other terms as the Initial Notes. Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes unless the context otherwise requires.

6. Optional Redemption

The Notes may be redeemed, in whole or in part, at the Company’s option at any time or from time to time. In such event, the Company shall notify the Trustee of its decision to redeem the Notes, in whole or in part, as provided in the Indenture. The redemption price for the Notes to be redeemed on any Redemption Date shall be calculated by the Company and shall be equal to the greater of the following amounts: (i) 100% of the Principal Amount of the Notes to be redeemed on the Redemption Date, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on that Redemption Date (not including any portion of any payments of interest accrued and unpaid to, but excluding, the Redemption Date) discounted to the Redemption Date on a semiannual basis at the Treasury Rate, as determined by a Reference Treasury Dealer selected by the Company, plus 50 basis points, plus, in either case, accrued and unpaid interest on the Notes to the Redemption Date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a Redemption Date shall be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture. The redemption price shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its Principal Amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations; or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Quotation Agent” means, for the purposes of determining the redemption price for any optional redemption made pursuant to Section 3.03 of the Second Supplemental Indenture and this Note, a Primary Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (A) Citigroup Global Markets Inc., Goldman, Sachs & Co., RBS Securities Inc. or a Primary Treasury Dealer selected by Wachovia Capital Markets, LLC (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer; and (B) one or more other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its Principal Amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

On and after the Redemption Date for the Notes, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, unless the Company defaults in the payment of the redemption price and accrued interest. On or before the Redemption Date, the Company shall deposit with the Paying Agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Note to be redeemed on that date.

In the case of any partial redemption, selection of the Notes for redemption will be made as set forth in Section 3.03(c) of the Second Supplemental Indenture; provided that no Note of $2,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

7. Notice of Redemption

Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable redemption price, plus accrued and unpaid interest to the Redemption Date.

8. Repurchase upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, the Company shall be required to make an offer to repurchase the Notes on the terms set forth in Section 3.04 of the Second Supplemental Indenture.

9. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed.

10. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

12. Discharge and Defeasance

Subject to certain conditions and in accordance with Sections 8.01 and 8.02 of the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes and (ii) the Holders of a majority in principal amount of the Notes by notice to the Trustee may waive an existing Default. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes or to secure the Notes, or to add additional covenants or surrender rights and powers conferred on the Company, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Holder, or to evidence and provide for the acceptance of appointment of a successor Trustee or separate Trustee (or to change any provisions of the Indenture relating to such appointment).

14. Defaults and Remedies

Under the Indenture, Events of Default include a (i) the Company defaults in any payment of interest, if any, on the Notes when the same becomes due and payable and such default continues for a period of 30 days; (ii) the Company defaults in the payment of principal of or premium, if any, on the Notes when the same becomes due and payable at their Stated Maturity or upon redemption, declaration, required repurchase or otherwise; (iii) the Company fails to comply with any covenants or agreements on the part of the Company in the Notes or in the Indenture with respect to the Notes, and such failure continues for 60 days after the notice specified below; (iv) certain events of bankruptcy, insolvency or reorganization of the Company; or (v) an event of default, as defined in any indenture or instrument evidencing or under which the Company has at the date of the Indenture or shall thereafter have outstanding at least $50,000,000 aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, or such aggregate principal amount of indebtedness shall not be paid when due, and such acceleration or nonpayment shall not be rescinded or annulled within 30 days after notice thereof shall have been given to the Company by the Trustee (if such event be known to it), or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding; provided, however, that, for the purposes of this subsection (v), the Company shall not be deemed to be in default if it shall be contesting in good faith its liability for the payment of the principal in question, and shall have been advised by its counsel that it has a meritorious defense thereto; and provided further that, if such event of default under such indenture or instrument shall be remedied or cured by the Company or waived by the holders of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Holders.

A Default under clause (iii) of this Section 14 with respect to the Notes is not an Event of Default with respect to the Notes until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

If an Event of Default (other than an Event of Default specified in clauses (iv) of this Section 14 with respect to the Notes occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest with respect to such series shall be due and payable immediately. An Event of Default specified in clause (iv) of this Section 14 will result in the Notes being due and payable immediately upon the occurrence of such an Event of Default.

The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to the Notes have been cured or waived except nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes.

A Holder of the Notes may not pursue any remedy with respect to the Indenture or the Notes unless: (i) such Holder gives to the Trustee written notice stating that an Event of Default with respect to the Notes is continuing; (ii) the Holders of at least 25% in principal amount of the Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and (v) the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

15. Trustee Dealings with the Company

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

16. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

19. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

20. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                  agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

SCHEDULE OF INCREASES OR DECREASES IN PRINCIPAL AMOUNT

The initial principal amount of this Note is $250,000,000. The following increases or decreases in this Note have been made:

Date of Redemption or Repurchase	Amount of Decrease in Principal Amount of this Note	Amount of Increase in Principal Amount of this Note	Principal Amount of this Note Following such Decrease or Increase	Notation Made by or on Behalf of Trustee